Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

“Enabling Quality Worldwide”™	NEWS RELEASE

FOR IMMEDIATE RELEASE

Aceto Announces Fiscal 2011 Second Quarter Results

Net Sales Increase 20.8% in 2011 Fiscal Quarter Compared to Fiscal 2010 Quarter

LAKE SUCCESS, NY – February 4, 2011 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2011 second quarter ended December 31, 2010.

Net sales for the fiscal 2011 second quarter were $85.7 Million, an increase of 20.8% from $70.9 Million in the year ago quarter. Gross profit increased 21.7% to $13.1 Million in the 2011 fiscal quarter compared to $10.8 Million in the 2010 quarter. SG&A expenses decreased 19.8% to $11.4 Million in the 2011 fiscal quarter compared to $14.2 Million in the year ago comparable quarter. Both the fiscal 2010 and 2011 quarters were negatively impacted by several one-time charges.  Prior year’s fiscal 2010 second quarter results reflected three one-time, pre-tax, charges totaling $4.7 Million.  The current second quarter, was impacted by two one-time charges relating to the December 31, 2010 acquisition of assets of Rising Pharmaceuticals, Inc. that were discussed on the January 6th conference call following the close of the transaction. The first charge of $2.6 Million was an additional tax expense resulting from the repatriation of approximately $15 Million of cash from overseas.  The second charge of $1.1 Million represents the transaction costs associated with the acquisition. As a result, we ended the fiscal 2011 second quarter with a net loss of $1.2 Million, or ($0.05) per diluted share compared to a net loss of $2.5 Million or ($0.10) per diluted share in the 2010 quarter. Adjusting for these one-time charges, we would have reported net income of $2.1 Million, or $0.08 per diluted share for the fiscal 2011 second quarter, compared to $0.6 Million, or $0.03 per diluted share in the 2010 quarter.

We should also note that the Rising acquisition is reflected on the attached balance sheet as of the closing date.  Rising operations had no impact upon the Income Statement in the quarter.

Net sales for the six months ended December 31, 2010 were $173.3 Million, a 22.5% increase from $141.5 Million for the fiscal 2010 comparable period. Gross profit for the first half of fiscal 2011 was $26.4 Million, an increase of 16.9% from $22.6 Million in the first half of fiscal 2010. For the first half of fiscal 2011, we reported net income $1.6 Million, or $0.06 per diluted share, compared to a net loss of $1.5 Million, or ($0.06) per diluted share in the first half of fiscal 2010. Again, adjusting for the one-time charges that negatively impacted both periods, we would have reported $4.9 Million, or $0.19 per share for the fiscal 2011 half year compared to $1.6 Million, or $0.07 per share for the 2010 comparable period.

Commenting on the results, Albert Eilender, Chairman and CEO of Aceto stated, “Notwithstanding the one time charges we incurred as a result of the Rising acquisition, we are pleased that the year to year improvement in our operating results has continued.  All three of our business segments showed sales growth during the quarter.  During the quarter, sales in our Health Sciences segment increased 3.8% from the 2010 comparable quarter, largely the result of increased sales from our international operations, particularly Germany for API’s and nutraceutical products.  Sales in our Specialty Chemicals segment increased 37.5% compared to the 2010 comparable quarter, largely the result of increased sales of chemicals used in surface coatings as well as increased sales of agricultural, dye, pigment and miscellaneous intermediates.  Sales in our Crop Protection segment increased 132.5% from the 2010 comparable quarter as a result of increased sales among a number of our products in this segment.”

Commenting on the Rising Pharmaceuticals transaction, Mr. Eilender stated, “We are delighted to have completed the transaction and look forward to the synergistic business opportunities in the finished dosage form area that we believe will prove to be a key building block in the future growth of Aceto.”

CONFERENCE CALL

Albert Eilender, Vincent Miata, Ronald Gold and Douglas Roth will conduct a conference call at 9:00 a.m. ET on Friday, February 4, 2011 Interested parties may participate in the call by dialing 800-447-0521(847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 28854419).  The conference call will also be webcast live via the Investor Relations section of our website, www.aceto.com .  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday February 4, 2011 until 5:00 p.m. ET on Monday February 7, 2011.  Dial 888-843-7419 (630-652-3042 for international callers) and enter the code 28854419 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products.  With business operations in ten countries, Aceto distributes over 1000 chemical compounds used either as principal raw materials or as finished products in the pharmaceutical, agricultural, surface coating/ink and general chemical consuming industries.  Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of Aceto’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that Aceto may make, or projections involving anticipated revenues, earnings or other aspects of Aceto’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   Aceto cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond Aceto’s control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in Aceto’s reports filed with the Securities and Exchange Commission, including, but not limited to, Aceto’s Annual Report or Form 10-K for the fiscal year ended June 30, 2010 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect Aceto’s results of operations and whether forward-looking statements made by Aceto ultimately prove to be accurate.  Aceto’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  Aceto undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

For information contact:
Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$85,683	$70,910	$173,343	$141,519
Cost of sales	72,560	60,130	146,933	118,923
Gross profit	13,123	10,780	26,410	22,596
Gross profit %	15.32%	15.20%	15.24%	15.97%

Selling, general and
administrative expenses	11,427	14,240	21,024	24,380
Operating income (loss)	1,696	(3,460)	5,386	(1,784)

Other income (expense), net of interest expense	599	(169)	1,159	(212)

Income (loss) before income taxes	2,295	(3,629)	6,545	(1,996)
Income tax provision (benefit)	3,464	(1,128)	4,917	(498)
Net (loss) income	$(1,169)	$(2,501)	$1,628	$(1,498)

Net (loss) income per common share	$(0.05)	$(0.10)	$0.06	$(0.06)

Diluted net (loss) income per common share	$(0.05)	$(0.10)	$0.06	$(0.06)

Weighted average shares outstanding:
Basic	25,391	24,848	25,351	24,719
Diluted	25,391	24,848	25,554	24,719

Aceto Corporation
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	December 31, 2010	June 30, 2010
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$24,805	$30,850
Investments	446	335
Trade receivables: less allowances for doubtful
accounts: Dec. 31, 2010 $699; and June 30, 2010 $1,098	63,663	74,674
Other receivables	11,512	11,004
Inventory	88,680	74,857
Prepaid expenses and other current assets	2,014	1,969
Deferred income tax asset, net	1,438	1,864

Total current assets	192,558	195,553

Property and equipment, net	9,073	6,913
Property held for sale	3,752	3,752
Goodwill	33,543	1,730
Intangible assets, net	54,365	12,360
Deferred income tax asset, net	2,337	2,419
Other assets	10,510	9,124

Total Assets	$306,138	$231,851

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$35,535	$39,970
Short-term bank loans	6,000	-
Accrued expenses	43,693	33,589
Deferred income tax liability	679	1,070
Total current liabilities	85,907	74,629

Long-term bank loans	44,550	550
Long-term liabilities	15,907	9,421
Environmental remediation liability	7,449	7,607
Deferred income tax liability	46	-
Total liabilities	153,859	92,207

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 26,644 shares issued;
26,577 and 25,415 shares outstanding at
Dec. 31, 2010 and June 30, 2010, respectively)	266	256
Capital in excess of par value	61,959	53,686
Retained earnings	86,021	86,958
Treasury stock, at cost:
(67 and 229 shares at Dec. 31, 2010 and
June 30, 2010, respectively)	(650)	(2,209)
Accumulated other comprehensive income	4,683	953
Total shareholders' equity	152,279	139,644

Total liabilities and shareholders' equity	$306,138	$231,851

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended December 31, 2010	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2010	(unaudited) Six Months Ended December 31, 2010	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2010	(unaudited) Three Months Ended December 31, 2009	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2009	(unaudited) Six Months Ended December 31, 2009	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2009
Net (loss) income, as reported	$(1,169)	$(0.05)	$1,628	$0.06	$(2,501)	$(0.10)	$(1,498)	(0.06)

Adjustments:
Transaction costs related to Rising acquisition	1,060	0.04	1,060	0.04	-	-	-	-
Inventory Rationalization	-	-	-	-	859	0.03	859	0.03
Separation of Former CEO	-	-	-	-	2,587	0.10	2,587	0.10
SG&A Rationalization	-	-	-	-	1,215	0.05	1,215	0.05

Adjusted income (loss) excluding charges	(109)	(0.01)	2,688	0.10	2,160	0.08	3,163	0.12
Adjustments to (benefit) provision for income taxes	(2,225)	(0.09)	(2,225)	(0.09)	1,515	0.05	1,515	0.05

Adjusted net income (Non-GAAP)	$2,116	$0.08	$4,913	$0.19	$645	$0.03	$1,648	$0.07

Diluted reported and adjusted weighted average shares outstanding	25,619	25,619	25,554	25,554	25,111	25,111	25,065	25,065

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.